Exhibit 99.1

Exclusive Distribution Agreement

Date: May 1, 2005

Seller: SHANDONG JINDALU VEHICLE CO., LTD.
Buyer: ZAP

After the discussion, the seller and buyer will reach an agreement on the terms and conditions as specified below:

The buyer will act as the exclusive agent for the electric three-wheel vehicles manufactured by the seller, and will be in charge of the distribution and sales of the products in North America. The relevant certification and approval for the vehicles in North America and the fees caused by this are also the responsibilities of the buyer. The seller will fully cooperate with the buyer in the approval process.

The seller should assure the sufficient supply of goods that meet the requirements to the buyer, and will enjoy the priority sales rights in China for these types of vehicles by the buyer.

The buyer will be responsible for the servicing of the vehicles for the end users.

Additional requirements of the goods:

1.	All labels on the vehicles will be in English
2.	The buyer will be responsible for making the instructions and accessories manuals in English and the seller will be responsible for printing.

The exclusive distribution relationship will be effective after the seller’s products are approved in the US. The effective period will be 5 years.

The manufacturing standards will adopt the seller’s manufacturing standards.

Any matter not specified in this agreement will be resolved via negotiations between the seller and buyer.

The seller: /s/ Fujun Lu, Chairman      The buyer:  /s/ Gary Starr, Chairman

QINGQI SHANDONG JINDALU VEHICLE COMPANY, LTD

                June 9, 2006

ZAP
501 Fourth St.
Santa Rosa, CA 95401

Re: XEBRA Vehicles

Dear Sirs:

Please consider this correspondence as the formal nomination of the ZAP Company and its wholly owned subsidiaries, Voltage Vehicles, Inc. and Auto distributors, Inc. as distributors of all XEBRA electric vehicles in North America.

This official action comports with a concomitant nomination of your companies as Agent for this organization to the National Highway Traffic Safety Administration (NHTSA).

We look forward to a long and successful association with your companies.

                                              Sincerely,
                                              /s/ Fujun Lu, Chairman